 Exhibit a. (i)

CERTIFICATE OF TRUST

of

MainStay DEFINEDTERM Intermediate duration municipal bond FUND

This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.).

FIRST: The name of the statutory trust formed hereby is “MainStay DefinedTerm Intermediate Duration Municipal Bond Fund” (the “Trust”).

SECOND: The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

THIRD: The address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

FOURTH: The name and address of the Trust’s registered agent for service of process in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

FIFTH: This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

Sixth: The trustees of the Trust, as set forth in the governing instrument, reserve the right to amend alter, change or repeal any provision contained in the Certificate of Trust, in the manner now or hereafter prescribed by statute.

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IN WITNESS WHEREOF, the undersigned being the sole initial Trustee of the Trust, has duly executed this Certificate of Trust as of this 4th day of February, 2013.

MainStay DefinedTerm Intermediate Duration Municipal Bond Fund

/s/ John Y. Kim
John Y. Kim, as the Initial Trustee not individually